8K

Exhibit 99.2

T H E   B U R E A U   O F   N A T I O N A L   A F F A I R S ,   I N C .

Dear BNA Stockholder:	June 7, 2007

I am very pleased to tell you that the BNA Board of Directors, at its meeting today, elected Robert P. Ambrosini Vice President and Chief Financial Officer, effective June 18, 2007.

     Bob has extensive financial management experience with a wide range of companies, including several major multinational corporations as well as privately-held companies and partnerships.

     He has served as the Chief Financial Officer for two different organizations – Black Entertainment Television, Inc., and Texfi Industries, Inc. – and in that role had responsibility for their overall financial operations, including accounting, audit, financial planning and analysis, tax, business development, and international finance. At BET, where he was Vice President and CFO from 2000 – 2004, he negotiated an $850 million loan and revolving credit facility for the network with a consortium of 15 banks. He also took the lead financial role in the negotiation, sale, and subsequent merger of BET with Viacom, Inc., a transaction valued at $3 billion. Subsequent to the BET-Viacom merger, he directed and managed the integration of BET’s financial operations with those of Viacom. From 1997 – 2000, he was Executive Vice President and CFO of Texfi Industries, Inc., a textile manufacturer, where he oversaw the financial restructuring of the company.

     Bob was the Senior Vice President, Finance and Accounting, for the National Geographic Channel from 2004 – 2006, where he was responsible for the network’s general finance, accounting, budgeting, capital allocation and strategic planning. Bob has recently completed an assignment as Interim Chief Financial Officer of Fairfield Language Technologies, Inc., overseeing the company’s compliance with Sarbanes-Oxley requirements pursuant to an initial public offering.

     In today’s world, the job of a CFO involves much more than accounting – it demands strategic vision and the insightful application of financial factors to our day-to-day business, as well as an extensive knowledge of the regulatory environment that impacts us so significantly. Bob has that vision, insight, and knowledge. And he possesses a warm and open personality that will allow him to quickly adapt to BNA and our culture.  The Board and I look forward to working with him.

    Bob will begin on June 18. Please join me in welcoming him to BNA.

Sincerely,

s/Paul N. Wojcik
Paul N. Wojcik
Chairman of the Board and
Chief Executive Officer